EX-k

              [JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK]



April 28, 2006


Board of Directors
Jackson National Life Insurance Company of New York
2900 Westchester Avenue
Purchase, New York 10577

Re:      Jackson National Life Insurance Company of New York
         File Nos. 333-118132 and 811-10463

Board Members:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Post-Effective Amendment No. 2 to a Registration Statement on Form N-6 for the Flexible Premium Variable Universal Life Policies (the "Policies") to be issued by Jackson National Life Insurance Company and its separate account, Jackson National Separate Account IV.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

1. JNLNY Separate Account IV is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2. Upon the acceptance of premiums made by an Owner pursuant to Policies issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally-issued, fully paid, non-assessable contractual interest under such Policies.

You may use this opinion letter, or a copy thereof, as an exhibit to Post-Effective Amendment No. 2 to the Registration Statement.

Sincerely,

/s/ Thomas J. Meyer

Thomas J. Meyer
Senior Vice President, General Counsel and Secretary
Jackson National Life Insurance Company of New York